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                                                                       ------------------------------------
                                  UNITED STATES                                   OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549                    ------------------------------------
                                   FORM 12b-25                         OMB Number:             3235-0058
                           NOTIFICATION OF LATE FILING                 Expires:           April 30, 2009
                                                                       Estimated average burden hours per
                                                                       response.....................2.50
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                                                                       ------------------------------------
                                                                                 SEC FILE NUMBER
                                                                                     1-13237
                                                                       ------------------------------------

                                                                                  CUSIP NUMBER

                                                                                   160908 10 9
                                                                       ------------------------------------


(Check one):    / / Form 10-K   / /  Form 20-F     / / Form 11-K    /X/  Form 10-Q        / / Form 10-D      / /  Form N-SAR
                / / Form N-CSR
                  For Period Ended:    September 30, 2006
                                       ---------------------------------------------------------------------------------------------

                / / Transition Report on Form 10-K
                / / Transition Report on Form 20-F
                / / Transition Report on Form 11-K
                / / Transition Report on Form 10-Q
                / / Transition Report on Form N-SAR
                For the Transition Period Ended:
                                                    --------------------------------------------------------------------------------



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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

CharterMac
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Full Name of Registrant


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Former Name if Applicable

625 Madison Avenue
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Address of Principal Executive Office (Street and Number)

New York, New York 10022
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City, State and Zip Code
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a)    The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or
/X/            expense
        (b)    The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D , or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

SEC 1344 (05-06)      Persons who are to respond to the collection
                      of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

As previously announced by CharterMac in its press release dated August 15, 2006, CharterMac completed its acquisition of ARCap Investors, L.L.C. ("ARCap") during the quarter ended September 30, 2006. CharterMac will require additional time to file the Form 10-Q for this quarter in order to complete its review of the incorporation of ARCap into CharterMac's consolidated financial statements.


SEC 1344 (05-06)      Persons who are to respond to the collection
                      of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                                Alan P. Hirmes                                         (212)                       317-5700
       -----------------------------------------------------------------------------------------------------------------------------
                                    (Name)                                           (Area Code)              (Telephone Number)

(2)    Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of
       the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                                                                   /X/ Yes    / / No

       -----------------------------------------------------------------------------------------------------------------------------

(3)    Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                                                                   / / Yes    /X/ No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                                  CharterMac
                -----------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    11/9/06               By                /s/ Alan P. Hirmes
        -------------------         --------------------------------------------
                                                Name:  Alan P. Hirmes
                                                Title:  Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.




                                    ATTENTION
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            Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).
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SEC 1344 (05-06)      Persons who are to respond to the collection
                      of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.